UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2025

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	001-13146	93-0816972
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035

(Address of principal executive offices) (Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock without par value	GBX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 21, 2025 (the “Effective Date”), The Greenbrier Companies, Inc. (“Greenbrier”) entered into a Fifth Amendment to Fourth Amended and Restated Credit Agreement, Guarantor Joinder and Amendment to Certain Collateral Documents (the “Fifth Amendment”), with Bank of America, N.A. (“BofA”), as Administrative Agent (the “Facility Agent”), the Guarantors (as defined therein) party thereto, and the Lenders (as defined therein) party thereto, which amends and restates that certain Fourth Amended and Restated Credit Agreement, dated as of September 26, 2018 (as amended by that certain (i) First Amendment to Fourth Amended and Restated Credit Agreement, Guarantor Joinder and Amendment to Certain Collateral Documents, dated as of June 3, 2019, (ii) Second Amendment to Fourth Amended and Restated Credit Agreement, dated as of August 27, 2021, (iii) Third Amendment to Fourth Amended and Restated Credit Agreement, dated as of July 29, 2022, (iv) Fourth Amendment Letter Agreement, dated as of March 13, 2023 and (v) CDOR Transition Amendment, dated as of June 20, 2024, the “Original Credit Facility”, as further amended by the Fifth Amendment, the “Amended Credit Facility”), by and among Greenbrier, the Facility Agent, and the lending institutions party thereto from time to time.

Fifth Amendment

In addition to amending and restating the Original Credit Facility, among other things, the Fifth Amendment joins each of Castings LLC, a Delaware limited liability company, and Greenbrier Tank Components, LLC, an Oregon limited liability company, as a guarantor under the existing subsidiary guaranty and as a debtor under the existing security agreement and the pledge agreement for the Original Credit Facility.

The Amended Credit Facility

The Amended Credit Facility continues to allow Greenbrier to borrow, on a revolving basis, up to $600.0 million based on availability under a borrowing base formula.

Under the Amended Credit Facility, Greenbrier amended the term loans (“Greenbrier Term Loans”) incurred thereunder such that, as of the Effective Date, $250 million was outstanding under the term credit facility. The proceeds of such additional Greenbrier Term Loan borrowings funded on the Effective Date are to be used by Greenbrier for working capital and other general corporate purposes. The Greenbrier Term Loans are to be repaid in equal quarterly installments of $3,125,000 (as such installments may be adjusted from time to time in accordance with the terms of the Amended Credit Facility) each, commencing September 30, 2025, with the remaining outstanding amounts, plus accrued interest, to be paid on the maturity date provided herein.

As amended, the Amended Credit Facility matures on May 21, 2030. On such maturity date, all amounts outstanding under the Amended Credit Facility are due and payable.

Greenbrier’s obligations under the Amended Credit Facility remain guaranteed by Greenbrier’s material U.S. subsidiaries and secured by a grant of a security interest in substantially all of the assets of Greenbrier and such guarantors.

The Amended Credit Facility provides for, among other things, increases in certain negative covenant baskets, including:

•	the term debt basket has been increased from $450 million to $500 million,

•	the capital lease basket has been increased from $25 million to $75 million,

•	the annual dividends basket has been increased from $1.08 per share per fiscal year to $1.28 per share per fiscal year, and

•	the share repurchase basket has been increased from $25 million in any fiscal year to $50 million in any fiscal year (plus the unused portion in the immediately prior year).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information contained Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure

On May 27, 2025, The Greenbrier Companies, Inc. issued a press release announcing the renewal and extension of the bank facility. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release of The Greenbrier Companies, Inc., dated May 27, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: May 27, 2025	By: /s/ Michael J. Donfris
Michael J. Donfris
Senior Vice President, Chief Financial Officer